Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-8 No. 333-179441) pertaining to the Mueller Water Products, Inc. Amended and Restated 2006 Stock Incentive Plan, and
(2) Registration Statement (Form S-8 No. 333-209834) pertaining to the Mueller Water Products, Inc. Amended and Restated 2006 Stock Incentive Plan;
of our reports dated November 19, 2019, with respect to the consolidated financial statements of Mueller Water Products, Inc., and the effectiveness of internal control over financial reporting of Mueller Water Products, Inc., included in this Annual Report (Form 10-K) for the year ended September 30, 2019.

/s/ Ernst & Young LLP

Atlanta, Georgia
November 19, 2019